 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2020

CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-28386	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3101 Western Avenue, Suite 800
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 282-7100
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CTIC	Nasdaq Capital Market

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2020, CTI BioPharma Corp. ( the “Company”) entered into an Investment Agreement (the “Investment Agreement”) by and among the following existing stockholders of the Company (or affiliates thereof): BVF Partners L.P. (“BVF”), Stonepine Capital, L.P., OrbiMed Private Investments VI, LP and New Enterprise Associates, Inc. (collectively, the “Investors”). Pursuant to the Investment Agreement, the Investors have agreed to, severally and not jointly, purchase shares of the Company’s common stock, par value $0.001 (“Common Stock”), and/or series X convertible preferred stock, par value $0.001(“Series X Preferred”), having an aggregate value equal to the value of all shares of Common Stock and/or Series X Preferred (if any) offered but not purchased pursuant to the exercise of rights in the Company’s rights offering (the “Rights Offering”), including any exercise of rights by the Investors, up to a total value of $60,000,000 (the “Backstop Commitment”). The Investment Agreement contains customary representations, warranties and covenants by the parties.
Each share of Series X Preferred will be convertible into 10,000 shares of Common Stock at the option of the holder at any time; subject to certain limitations, including, that the holder will be prohibited from converting Series X Preferred into Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares of Common Stock above a conversion blocker, which is initially set at 9.99% of the total Common Stock then issued and outstanding immediately following the conversion of such shares of Series X Preferred. In the event of the Company’s liquidation, dissolution or winding up, holders of Series X Preferred will participate pari passu with any distribution of proceeds to holders of Common Stock and series O convertible preferred stock (“Series O Preferred”). Holders of Series X Preferred are entitled to receive dividends on shares of Series X Preferred equal (on an as-if-converted-to-Common Stock basis) to and in the same form as dividends actually paid on the Common Stock or other junior securities of the Company. Shares of Series X Preferred will generally have no voting rights, except as required by law and except that the consent of a majority of the holders of the outstanding Series X Preferred will be required to amend the terms of the Series X Preferred.

The Investors are existing stockholders of the Company. BVF owns approximately 11.95% of the Company’s outstanding Common Stock (or 23.1% if all of the Series O Preferred shares held by BVF were converted into Common Stock), and Stonepine Capital, L.P., OrbiMed Private Investments VI, LP and New Enterprise Associates, Inc. own 6.23%, 8.62% and 5.59% of the Company’s outstanding Common Stock, respectively. To date, none of the Series O Preferred has been converted into shares of Common Stock. One of the Company’s directors, Matthew Perry, is President of BVF. Mr. Perry recused himself from the approval by the Company’s Board of Directors of the Investment Agreement and the Backstop Commitment. The Company will not pay a fee to any Investor in connection with the Backstop Commitment.

The above description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein. A summary of the rights, preferences and privileges of the Series X Preferred Stock described above does not purport to be complete and is qualified in its entirety by reference to a Form of the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock, which is included as Exhibit A to the Investment Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01, above, is hereby incorporated by reference.

Item 8.01 Other Events.

On February 3, 2020, the Company issued a press release announcing the record date and the commencement and expiration dates of the Rights Offering. The Rights Offering may be amended, canceled or extended. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Investment Agreement, dated January 31, 2020
99.1	Press Release of CTI BioPharma Corp., dated February 3, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.
Date: February 3, 2020	By:	/s/ David H. Kirske
David H. Kirske
Chief Financial Officer